Exhibit 99.1

Union First Market Bankshares Declares Quarterly Cash Dividend

Richmond, Va., October 26, 2012 – Union First Market Bankshares Corporation (NASDAQ: UBSH) has declared a quarterly dividend of $0.12 per share. The dividend amount represents a 20% increase over the previous quarterly dividend rate and a 71% increase over the dividend rate for the same quarter last year.

Third quarter net income available to common shareholders was $9.6 million or $0.37 per fully diluted share, compared to $8.4 million or $0.32 per share, in the second quarter and $$8.5 million or $0.33 per share, for the third quarter last year. Net income available to common shareholders in the prior year included a deduction for preferred stock dividends and discount accretion.

Based on the stock’s closing price of $15.55 on October 25, 2012, the dividend yield is approximately 3.1%. The dividend is payable on November 30, 2012 to shareholders of record as of November 16, 2012.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 94 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information on the Company is available at http://investors.bankatunion.com

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications